Exhibit 99.1

Foamix Announces Dosing of Last Patient in Phase 3 Rosacea
Studies for Minocycline Foam FMX103

Top-line results expected early Q4 2018

Rehovot, Israel, and Bridgewater, NJ – June 27, 2018 – Foamix Pharmaceuticals Ltd. (NASDAQ: FOMX), a clinical stage specialty pharmaceutical company focused on developing and commercializing proprietary topical foams to address unmet needs in dermatology, today announced that it has completed patient enrollment and has dosed the last patient in its two Phase 3 clinical studies (FX2016-11 and FX2016-12) evaluating the safety and efficacy of FMX103, topical minocycline foam 1.5%, for the treatment of rosacea.  The two Phase 3 pivotal studies are being run simultaneously, and the Company currently anticipates reporting top-line results early in the fourth quarter of this year.

“Achieving full patient enrollment of these Phase 3 clinical trials is an important developmental milestone for FMX103 and Foamix, as we are now one step closer to providing an effective, convenient, and first-in-class topical treatment for patients with moderate-to-severe papulopustular rosacea,” said David Domzalski, Chief Executive Officer of Foamix. “This is our second announcement this quarter marking full patient enrollment for a Phase 3 clinical program.  In early May we announced that the last patient had been enrolled in our third Phase 3 study for FMX101 for the treatment of acne and we look forward to announcing top-line data in the third quarter this year.”

A total of 1522 patients have been enrolled in the rosacea Phase 3 program (751 patients in study FX2016-11 and 771 patients in FX2016-12).  Patients who completed participation in either of these studies are given the option to continue into a long-term open-label safety extension to evaluate the safety of intermittent use of FMX103 for up to an additional 9 months (Study FX2016-13).  Enrollment in this extension study is also complete, having enrolled 505 patients.

About FX2016-11 and -12 Study Design
Primary efficacy and safety of FMX103 is being evaluated in two identical, multi-center, double-blinded, vehicle-controlled studies.  Each study is designed to enroll approximately 750 patients with moderate-to-severe papulopustular rosacea. Patients were randomized on a 2:1 basis (FMX103 vs vehicle) and are being treated once daily for 12 weeks.

The primary efficacy endpoints are: (1) the proportion of patients achieving success at week 12 based on an Investigator's Global Assessment (success is defined as a score of "clear" or "almost clear" and at least a 2-grade improvement from baseline), and (2) the mean change from baseline in inflammatory lesion counts in each treatment group at week 12.  Safety evaluations include reported adverse events, assessments of dermal tolerability, clinical laboratory tests and vital signs.

About FX2016-13 Study Design
Patients who complete 12 weeks of treatment in either study FX2016-11 or study FX2016-12 had the option to continue in a long-term open-label safety extension to evaluate the safety of intermittent use of FMX103 for up to an additional 9 months. Safety evaluations are comparable to studies FX2016-11 and FX2016-12.

Foamix expects to report top-line results from the blinded phase of the clinical studies early in the fourth quarter of this year with the corresponding long-term safety data expected to be announced in the first half of 2019.

About Papulopustular Rosacea
Papulopustular rosacea is a chronic skin disease causing inflammatory lesions (papules and pustules) on the nose, cheeks, chin and forehead.  It can create psychosocial burdens, such as embarrassment, anxiety and low self-esteem that can adversely affect quality of life.  Rosacea is most frequently seen in adults between 30 and 50 years of age. It affects more than 16 million people in the United States.

There is no known cure for rosacea. Mild papulopustular rosacea is treated by topical antimicrobials (metronidazole, clindamycin and ivermectin), azelaic acid or retinoids, while the mainstay for the treatment of moderate-to-severe rosacea are systemic antibiotics such as minocycline and doxycycline (Drugs (2014) 74:1457-1465).

About Foamix Pharmaceuticals
Foamix is a specialty pharmaceutical company focused on the development and commercialization of proprietary, innovative and differentiated topical drugs for dermatological therapy. Our leading clinical stage product candidates are FMX101, our novel minocycline foam for the treatment of moderate-to-severe acne and FMX103, our novel minocycline foam for the treatment of rosacea. We continue to pursue research & development of our proprietary, innovative foam technologies for the treatment of various skin conditions. We currently have development and license agreements relating to our technology with various pharmaceutical companies including Bayer HealthCare and others.

Foamix uses its website (www.Foamix.com) as a channel to distribute information about Foamix and its product candidates from time to time. Foamix may use its website to comply with its disclosure obligations under Regulation FD. Therefore, investors should monitor Foamix’s website in addition to following its press releases, filings with the Securities & Exchange Commission (“SEC”), public conference calls, and webcasts.

Forward Looking Statements
This release includes forward-looking statements within the meaning of Section 27A of the U.S. Securities Act of 1933, as amended, Section 21E of the U.S. Securities Exchange Act of 1934, as amended, and the safe harbor provisions created by those sections. Forward-looking statements are statements that are not historical facts, such as statements regarding assumptions, expectations, forecasts, beliefs or intentions related to financial results, commercial results, timing and results of clinical trials and U.S. FDA and other regulatory agencies authorizations. Forward-looking statements are based on our current knowledge and our present beliefs and expectations regarding possible future events and are subject to risks, uncertainties and assumptions. Actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of various factors including, but not limited to, unexpected delays in clinical trials or announcement of results, excess costs or unfavorable results of clinical trials, delays or denial in the U.S. FDA approval process, additional competition in the acne and dermatology markets, denial of reimbursement by third party payors or inability to raise additional capital, our ability to recruit and retain key employees and our ability to stay in compliance with applicable laws, rules and regulations. We discuss many of these risks in greater detail in our annual and other periodic filings with the SEC, including under the heading “Risk Factors” in our most recent annual report. Although we believe these forward-looking statements are reasonable, they speak only as of the date of this announcement and Foamix undertakes no obligation to update publicly such forward-looking statements to reflect subsequent events or circumstances, except as otherwise required by law. Given these risks and uncertainties, you should not rely upon forward-looking statements as predictions of future events.

Contact:	U.S. Investor Relations
Ilan Hadar, CFO & Country Manager	Michael Rice
Foamix Pharmaceuticals Ltd.	LifeSci Advisors, LLC
+972-8-9316233	646-597-6979
ilan.hadar@foamixpharma.com	mrice@lifesciadvisors.com